Exhibit 5.1

Suite 3000
Maritime Life Tower
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada
TEL 416.865.0040
FAX 416.865.7380
237 Park Avenue
New York, New York
10017.3142
TEL 212.880.6000
FAX 212.682.0200

August 31, 2005
The Thomson Corporation
Metro Center, One Station Place
Stamford, Connecticut 06902
Ladies and Gentlemen:
               We hereby consent to the reference to us in the registration statement on Form F-9 (the “Registration Statement”) and the preliminary short form base shelf prospectus (the “Base Prospectus”) included in the Registration Statement of The Thomson Corporation relating to the offering of up to U.S. $2,000,000,000 of debt securities and to the use of our name under the caption “Legal Matters” in the Base Prospectus.
               In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Yours very truly,

/s/Torys LLP